Exhibit 99.1

OWENS-ILLINOIS REPORTS FIRST QUARTER RESULTS

Toledo, Ohio, April 20, 2004 — Owens-Illinois, Inc., (NYSE: OI) today reported first quarter 2004 net earnings of $49.0 million, or $0.29 per share (diluted), an increase of $14.6 million, or $0.09 per share, over first quarter 2003 net earnings of $34.4 million, or $0.20 per share (diluted).  Higher unit shipments, increased selling prices, and improved manufacturing performance were the principal factors driving the increase.

Steven R. McCracken, who joined Owens-Illinois on April 1 as Chief Executive Officer, said, “I’m gratified by these excellent first quarter results and excited about the potential for continued earnings growth.  Our near-term imperative is completing the acquisition and successfully integrating BSN in addition to continuing to focus on liquidity improvement and debt reduction, all aimed at increasing investor value and ensuring our position as a leader in the global packaging industry.”

Business Review

Summary

First quarter 2004 net sales were $1.545 billion compared with first quarter 2003 net sales of $1.386 billion.  EBIT for the first quarter of 2004 was $189.4 million compared with $157.7 million in the first quarter of 2003.  The principal factors contributing to the increased 2004 EBIT were: an increase in worldwide glass volume; improved pricing and a more favorable product sales mix; productivity improvements and cost reductions, and favorable currency translation.  The reconciliation of EBIT to net earnings is presented in note (a) of the attached table entitled Consolidated Supplemental Financial Data.

Glass Containers Segment

The Glass Containers segment reported first quarter 2004 net sales of $1,062.3 million compared with first quarter 2003 net sales of $930.6 million, an increase of 14.2%.  EBIT for the first quarter of 2004 was $165.1 million, an increase of $38.7 million, or 30.6%, over the first quarter of 2003.  EBIT margins of 15.5% in the first quarter of 2004 compare with EBIT margins of 13.6% in the first quarter of 2003.  The positive effects of higher unit shipments (up 6.1%), increased selling prices, a more favorable product sales mix, higher capacity utilization, improved production efficiencies, and favorable currency translation have been partially offset by $6.4 million of lower pension income.

Within the segment, North American glass container operations reported first quarter sales and EBIT improvements of approximately 3% and 9%, respectively, compared with the first quarter of 2003.  The higher sales in 2004 were mainly due to increased selling prices and higher unit shipments.  The increased EBIT in 2004 was mainly due to increased sales, higher capacity utilization, improved manufacturing efficiencies, lower maintenance and repair expense, and fixed cost savings resulting from two plant closings in the last half of 2003.  Partially offsetting these positive factors was lower pension income.

European glass container operations reported improved sales and EBIT of approximately 20% and 45%, respectively, for the first quarter of 2004 compared with the first quarter of 2003.  These improved results were largely due to higher unit shipments and favorable currency translation rates, partially offset by modestly higher energy costs.  During the first quarter, the Company announced that it had entered into a definitive agreement to acquire BSN Glasspack, S.A., the second largest glass container manufacturer in Europe.  Closing of the transaction is subject to the parties securing all regulatory approvals and is expected to occur during the second quarter of 2004.

Asia Pacific glass container operations reported increased sales and EBIT of approximately 25% and 35%, respectively, for the first quarter of 2004 compared with the first quarter of 2003.  The positive impact of higher unit shipments and favorable currency translation were partially offset by lost production time as a result of a casualty loss at the Penrith, Australia plant and a gas supply interruption at the Adelaide, Australia plant.

In the South American glass operations, first quarter 2004 sales and EBIT increased by approximately 30% and 85%, respectively, compared with the first quarter of 2003.  The improved sales and EBIT were largely due to increased unit shipments and higher capacity utilization reflecting the non-recurrence of the national strike in Venezuela that began in early December 2002 and continued into the first quarter of 2003.  The strike caused energy supply curtailments that forced the Company to temporarily idle its two plants in that country during the first quarter of 2003.

Plastics Packaging Segment

For the first quarter of 2004, the Plastics Packaging segment reported net sales of $483.1 million compared with net sales of $455.8 million in the first quarter of 2003.  The higher net sales in 2004 reflect a combination of higher unit shipments (up 9.8%), resin pass-through price increases of approximately $14 million, and favorable currency translation rates.  Partially offsetting these positive factors were modestly lower selling prices in several of the segments’ product lines and the absence of sales from certain closures assets that were divested in the fourth quarter of 2003.  Segment EBIT for the first quarter of 2004 was $55.9 million, an increase of $4.8 million, or 9.4%, over the first quarter of 2003.  The principal factors contributing to the EBIT increase were higher sales and the absence of start-up costs for the deployment of new production machinery during 2003.

Interest Expense

Interest expense in the first quarter of 2004 was $114.4 million, an increase of $3.4 million compared with the first quarter of 2003. The higher interest expense was more than accounted for by the issuance of $900 million of fixed-rate notes in May 2003, the proceeds of which were used to repay lower-cost variable rate debt borrowed under the Company’s bank credit agreement.  Partially offsetting the higher fixed-rate interest were savings from the December 2003 repricing of the Senior Secured Credit Agreement and approximately $5 million in interest savings as a result of the Company’s fixed-to-floating interest rate swap on a portion of its fixed-rate debt.

Consolidated debt at the end of the first quarter of 2004 was $5.509 billion compared with $5.426 billion at year-end 2003, representing a seasonal increase of $83 million compared with a $218 million increase in the first quarter of 2003.

Capital Spending

Capital spending for the first quarter of 2004 totaled $82.5 million, $36.9 million lower than the first quarter a year ago.  Reduction of base capital spending through enhanced capital efficiency was identified as one of the Company’s key liquidity improvement initiatives in 2003 and will remain so going forward.

Effective Tax Rate

The Company’s effective tax rate in the first quarter of 2004 was 29.9% compared with 29.0% for the full year 2003 (excluding separately taxed items.)

Asbestos

Asbestos-related cash payments in the first quarter of 2004 were $50.4 million, a reduction of $4.7 million, or 8.5%, from the first quarter of 2003.  New claim filings were approximately 30% lower than in the first quarter of 2003.  As of March 31, 2004, the number of asbestos-related lawsuits and claims pending against the Company was approximately 31,000, up from approximately 29,000 pending claims at December 31, 2003 due to a lower rate of claim disposition than in the comparable earlier period.  Additionally, the Company believes that a significant number of those pending cases have exposure dates after the Company’s 1958 exit from the business for which the Company takes the position that it has no liability or are subject to dismissal on account of their having been filed in improper forums.  The Company anticipates that cash flows from operations and other sources will be sufficient to meet its asbestos-related obligations on a short-term and long-term basis. The Company expects to conduct its annual comprehensive review of its asbestos-related liabilities and costs in connection with finalizing and reporting its results for the full year.

Forward Looking Statements

This news release contains “forward looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933.  Forward looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk.  It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following:  (1) the timing of the acquisition of BSN, (2)foreign currency fluctuations relative to the U.S. dollar, (3) changes in capital availability or cost, including interest rate fluctuations, (4) the general political, economic and competitive conditions in markets and countries where the Company has operations, including disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (5) consumer preferences for alternative forms of packaging, (6) fluctuations in raw material and labor costs, (7) availability of raw materials, (8) costs and availability of energy, (9) transportation costs, (10) consolidation among competitors and customers, (11) the ability of the Company to integrate operations of acquired businesses and achieve expected synergies, (12) unanticipated expenditures with respect to environmental, safety and health laws, (13) the performance by customers of their obligations under purchase agreements, and (14) the timing and occurrence of events that are beyond the control of the Company, including events related to asbestos-related claims.  It is not possible to foresee or identify all such factors.  Any forward looking statements in this news release are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances.  Forward looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations.  While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not intend to update any particular forward looking statements contained in this news release.

Company Profile

Owens-Illinois is the largest manufacturer of glass containers in North America, South America, Australia and New Zealand, and one of the largest in Europe.  Owens-Illinois also is a worldwide manufacturer of plastics packaging with operations in North America, South America,

Europe, Australia and New Zealand.  Plastics packaging products manufactured by Owens-Illinois include consumer products (blow molded containers, injection molded containers and closures and dispensing systems) and prescription containers.

Conference Call

As announced previously, a conference call to discuss the Company’s latest results will be held Wednesday, April 21, 2004, at 8:30 a.m., Eastern Time. A live webcast and a replay of the conference call will be available on the Internet at the Owens-Illinois web site (www.o-i.com). The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (International) by 8:20 a.m. (Eastern Time) on April 21.  Ask for the Owens-Illinois conference call.  A replay of the call will be available from approximately 11:30 a.m. (Eastern Time) on April 21 through Friday, April 30.  In addition to the Owens-Illinois web site, the replay also may be accessed by dialing 800-642-1687 (U.S. and Canada) or 706-645-9291 (International).  The conference ID number to access the replay is 5293392.

Additional Information

Certain additional information regarding fourth quarter EBIT and EPS comparisons to prior year is available at the Owens-Illinois web site, www.o-i.com, in the Investor Relations section under “Annual Reports and Presentations.”

CONTACT:  OWENS-ILLINOIS, Sara Theis, 419-247-1297

Copies of Owens-Illinois news releases are available at the Owens-Illinois web site at www.o-i.com; or at www.prnewswire.com.

OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations

(Dollars in millions, except per share amounts)

	Three months ended March 31,
	2004	2003

Revenues:
Net sales	$1,545.4	$1,386.4
Royalties and net technical assistance	7.7	6.7
Equity earnings	5.6	5.8
Interest	3.3	7.8
Other	5.2	5.2
	1,567.2	1,411.9
Costs and expenses:
Manufacturing, shipping, and delivery	1,260.1	1,140.1
Research and development	10.3	9.9
Engineering	9.4	10.2
Selling and administrative	90.5	83.6
Interest	114.4	111.0
Other	4.2	2.6
	1,488.9	1,357.4

Earnings before items below	78.3	54.5

Provision for income taxes	23.4	17.2

Minority share owners’ interests in earnings of subsidiaries	5.9	2.9

Net earnings	$49.0	$34.4

Net earnings	$49.0	$34.4

Less convertible preferred stock dividends	(5.4)	(5.4)

Available to common share owners	$43.6	$29.0

Basic earnings per share of common stock:

Net earnings	$0.30	$0.20

Weighted average shares outstanding (000s)	147,042	146,853

Diluted earnings per share of common stock:

Net earnings	$0.29	$0.20

Diluted average shares (000s)	148,120	147,518

OWENS-ILLINOIS, INC.

Consolidated Supplemental Financial Data

(Dollars in millions)

	Three months ended March 31,
	2004	2003
Selected Segment Information

Net sales:
Glass Containers	$1,062.3	$930.6
Plastics Packaging	483.1	455.8

Segment and consolidated net sales	$1,545.4	$1,386.4

Product Segment EBIT (a):
Glass Containers	$165.1	$126.4
Plastics Packaging	55.9	51.1

Product Segment EBIT	221.0	177.5
Eliminations and other retained items	(31.6)	(19.8)

Segment EBIT	$189.4	$157.7

Selected Cash Flow Information

Depreciation	$123.3	$114.2

Amortization of intangibles and other deferred items	$8.1	$8.6

Additions to property, plant, and equipment	$82.5	$119.4

Asbestos-related payments	$50.4	$55.1

Asbestos-related insurance proceeds	$0.4	$4.7

Selected Balance Sheet Information

	March 31, 2004	March 31, 2003

Total debt	$5,509.3	$5,564.2

Share owners’ equity	$1,025.2	$1,744.7

Cash	$159.0	$128.5

Short term investments	$22.4	$20.2

(a)

EBIT consists of consolidated earnings before interest income, interest expense, provision for income taxes, minority share owners’ interests in earnings of subsidiaries, and cumulative effect of accounting change.  Segment EBIT excludes amounts related to certain items that management considers not representative of ongoing operations.

The Company presents EBIT because its management believes that it provides investors with a measure of operating performance without regard to level of indebtedness or other related costs of capital.  The most directly comparable GAAP financial measure to EBIT is net earnings.  The Company presents Segment EBIT because management uses the measure, in large part, to evaluate the Company’s performance and to allocate resources.

A reconciliation of net earnings to consolidated and Segment EBIT is as follows (dollars in millions):

	Three months ended March 31,
	2004	2003

Net earnings	$49.0	$34.4

Minority share owner’s interests in earnings of subsidiaries	5.9	2.9
Provision for income taxes	23.4	17.2
Interest expense	114.4	111.0
Interest income	(3.3)	(7.8)

Consolidated and Segment EBIT	$189.4	$157.7